Exhibit 99.1

FOR IMMEDIATE RELEASE                                              Press Release

For more information, contact:
Glenn A. Forbes
Chief Financial Officer
(203) 341-4264

                         Playtex Products Prices Senior
                           Subordinated Notes Offering

WESTPORT, CT (May 9, 2001)--Playtex Products, Inc. (NYSE: PYX), today announced that it has priced a private offering of $350 million of its senior subordinated notes. The notes will bear interest at 9 3/8% and mature on June 1, 2011. The proceeds of this offering and the previously announced new credit facility and receivables purchase facility will be used primarily to fund the repayment of all of the Company's existing indebtedness under its current bank agreements and to redeem all of its outstanding 8 7/8% Senior Notes due 2004 and 9% Senior Subordinated Notes due 2003. The offering of the senior subordinated notes, the new credit facility and the receivables purchase facility are expected to close on or about May 22, 2001.

The securities to be offered will not be registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offering, solicitation or sale would be unlawful.

The matters described in this press release contain forward-looking statements that are made pursuant to the safe harbor provisions of the private securities litigation reform act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to, general economic conditions, interest rates, competitive market pressures, the loss of a significant customer, raw material and manufacturing costs, capacity limitations, the ability to integrate acquisitions, adverse publicity and product liability claims, capital structure, the impact of weather conditions on sales, and other factors detailed in the company's reports filed with the securities and exchange commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company assumes no obligation to update such information.

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